Exhibit 99.1

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, GA 30309 Tel: 404 853 1400 Fax: 404 853 1440 AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

ACUITY BRANDS REPORTS

FISCAL YEAR 2005 FIRST QUARTER RESULTS

ATLANTA, January 6, 2005 – Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the first quarter ended November 30, 2004 was $13.2 million, or $0.30 per diluted share, compared to $12.9 million, or $0.30 per diluted share, reported in the year-ago period. This represents an increase in net income of approximately 2%. Sales for the first quarter of fiscal 2005 increased $7.7 million to $525.2 million from $517.5 million reported in the prior year. Please see the Company’s Form 10-Q to be filed with the Securities and Exchange Commission today for more information on the results for the first quarter of fiscal 2005.

Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, said, “Earnings for the first quarter were in line with our expectations in spite of a number of challenges, particularly rising raw material costs which were approximately $3.5 million higher than expected. Operating profit was essentially flat with the prior year as benefits from previously announced price increases, a more favorable mix of products sold, and benefits from programs to reduce costs were offset by higher raw material costs and greater expenses related to stock-based incentive programs. We continued to make significant progress in improving our productivity and service capabilities through previously announced programs. From a market perspective, we saw favorable signs of increased demand in the non-residential construction market as incoming orders began to strengthen late in the quarter. While we anticipate that the second quarter will be as challenging as our first quarter, we continue to expect to make meaningful progress in 2005 towards achieving our long-term financial targets, which include improving earnings per share by at least 15% annually as stated in our 2004 annual report.”

Conference Call and Board News

As previously announced, the Company will host a conference call to discuss first quarter results today at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay until January 27, 2005 at the Company’s Web site: www.acuitybrands.com.

The Board of Directors is also scheduled to hold its regular quarterly meeting today, January 6, 2005.

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity

Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial™, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 11,000 people and has operations throughout North America and in Europe and Asia.

Forward-Looking Statements

This press release contains statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. securities laws, including statements made concerning challenges in the second quarter and progress towards the goal of improvement in earnings per share. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q being filed with the Securities and Exchange Commission on January 6, 2005.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	THREE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	NOVEMBER 30, 2004	NOVEMBER 30, 2003	NOVEMBER 30, 2004	NOVEMBER 30, 2003
ABL	$398,048	$391,027	$29,369	$27,332
ASP	127,154	126,511	7,230	7,409

	$525,202	$517,538	36,599	34,741

Corporate			(8,384)	(6,722)
Other income, net (1)			1,014	881
Interest expense, net			(8,944)	(8,717)

Income before taxes			20,285	20,183
Income taxes			7,120	7,266

Net income			$13,165	$12,917

Earnings per share:
Basic earnings per share			$.31	$.31
Basic weighted-average shares outstanding during period			42,462	41,581
Diluted earnings per share			$.30	$.30
Diluted weighted-average shares outstanding during period			43,946	42,594

(1)	Other income, net consists primarily of gains or losses related to the sale of assets and foreign currency gains or losses.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)	NOVEMBER 30, 2004	AUGUST 31, 2004
Assets
Current Assets
Cash and short-term investments	$3,803	$14,135
Receivables, net	336,286	331,157
Inventories, net	230,849	222,260
Other current assets	70,392	66,034

Total Current Assets	641,330	633,586

Property, Plant, and Equipment, net	225,965	226,299
Other Assets	509,120	504,644

Total Assets	$1,376,415	$1,364,529

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term debt	$41,519	$5,511
Accounts payable	181,287	206,064
Accrued salaries, commissions, and bonuses	37,240	45,335
Other accrued liabilities	105,419	105,325

Total Current Liabilities	365,465	362,235

Long-Term Debt, less current maturities	372,371	390,210
Other Long-Term Liabilities	137,931	134,107
Stockholders’ Equity	500,648	477,977

Total Liabilities and Stockholders’ Equity	$1,376,415	$1,364,529

Current Ratio	1.8	1.7
Percent of Debt to Total Capitalization	45.3%	45.3%

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	THREE MONTHS ENDED
(Amounts in thousands)	NOVEMBER 30, 2004	NOVEMBER 30, 2003
Cash Provided by (Used for):
Operations-
Net income	$13,165	$12,917
Depreciation and amortization	10,092	11,373
Other operating activities	(41,117)	(19,894)

Cash (Used for) Provided by Operations	(17,860)	4,396

Investing-
Capital expenditures	(11,641)	(9,881)
Sale of assets	267	3,438

Cash Used for Investing	$(11,374)	$(6,443)

Cash Provided by (Used for):
Financing-
Debt	$18,151	$3,930
Dividends	(6,444)	(6,265)
Other financing activities	6,890	964

Cash Provided by (Used for) Financing	18,597	(1,371)

Effect of Exchange Rate on Cash	305	421

Net Change in Cash	(10,332)	(2,997)
Cash at Beginning of Year	14,135	16,053

Cash at End of Year	$3,803	$13,056